Exhibit 99.1

Medifast, Inc. Announces Third Quarter 2020 Financial Results

BALTIMORE, Nov. 2, 2020 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights Compared to Prior-Year Period

  Revenue increased 42.8% to $271.5 million
  30.7% growth in active earning OPTAVIA Coaches to a record level of 42,100
  Revenue per active earning OPTAVIA Coach increased 8.2% over the second quarter to $6,329
  Net income increased 116.7% to $34.5 million
  Earnings per diluted share ("EPS") of $2.91, an increase of 120.5%

"Our business continues to go from strength to strength, with high levels of client demand and engagement among independent OPTAVIA Coaches, accelerated growth and record levels of active earning Coaches," said Dan Chard, Chief Executive Officer of Medifast. "Our programming efforts this year, along with enhancements to our organization, have given us a foundation for significant progress during the quarter. We continue to make investments to enhance our infrastructure to support our strong growth trajectory. We believe we are well positioned to capitalize on the ever-increasing focus on health and wellness across the United States and around the world. Our comprehensive solution is resonating with Coaches and Clients everywhere, and we will continue to focus on providing our Clients with the ability to achieve lifelong transformation one healthy habit at a time."

"While the COVID-19 pandemic continues to deliver challenges and obstacles to consumer-facing businesses, our entire organization as well as our dedicated Coaches have successfully adapted to the new dynamics. We remain highly confident in our ability to deliver long-term growth to all of our valued stakeholders."

Third Quarter 2020 Results

Third quarter revenue increased 42.8% to $271.5 million from revenue of $190.1 million for the third quarter of 2019. OPTAVIA-branded products represented 83.0% of consumable units sold for the third quarter compared to 78.0% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased 30.7% to 42,100, compared to 32,200 for the third quarter of 2019. The average revenue per active earning OPTAVIA Coach was $6,329 compared to $5,715 for the third quarter last year.

Gross profit increased 42.7% to $204.0 million from $142.9 million for the third quarter of 2019. The Company's gross profit as a percentage of revenue was 75.2% consistent with the third quarter of 2019.

Selling, general and administrative expenses ("SG&A") increased $36.8 million to $159.5 million compared to $122.7 million for the third quarter of 2019, primarily due to higher OPTAVIA commission expense as a result of growth in OPTAVIA sales and increased salaries and benefits related expenses partially offset by a decrease in sales and marketing expenses. SG&A as a percentage of revenue decreased 580 basis points year-over-year to 58.7% of revenue.

Income from operations increased $24.3 million to $44.6 million from $20.3 million in the prior-year period primarily as a result of increased gross profit partially offset by increased SG&A. Income from operations as a percentage of revenue was 16.4% for the quarter, an increase of 570 basis points from the year-ago period.

The effective tax rate was 22.8% for the third quarter of 2020 compared to 22.7% in the year-ago period. The slight increase in the effective tax rate was primarily driven by an increase in state income tax rate and a decrease in tax benefit of stock compensation, partially offset by an increase in research and development tax credit and a decrease in meals and entertainment.

Third quarter net income was $34.5 million, or $2.91 per diluted share, based on approximately 11.9 million shares outstanding. Third quarter 2019 net income was $15.9 million, or $1.32 per diluted share, based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with cash, cash equivalents, and investment securities of $169.9 million as of September 30, 2020 compared to $92.7 million at December 31, 2019. The Company remains free of interest-bearing debt.

The Company declared a quarterly cash dividend of $13.4 million, or $1.13 per share that is payable on November 6, 2020. There are approximately 2,323,000 shares of common stock remaining under the Company's share repurchase program. Medifast expects to maintain a program of paying dividends on a quarterly basis and intends to utilize its share repurchase program as opportunities arise.

Conference Call Information

The conference call is scheduled for today, Monday, November 2, 2020 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/38071, and will be archived online through November 16, 2020. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, November 2, 2020, through November 9, 2020. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10148840.

About Medifast®:

Medifast (NYSE: MED) is the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of the COVID-19 pandemic on Medifast's results, the severity, length and ultimate impact of COVID-19 on people and economies, Medifast's inability to attract and retain independent OPTAVIA Coaches and Clients, increases in competition, litigation, regulatory changes, and Medifast's planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2020 and June 30, 2020, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	$271,470	$190,061	$669,930	$543,040
Cost of sales	67,434	47,128	171,354	134,250
Gross profit	204,036	142,933	498,576	408,790

Selling, general, and administrative	159,477	122,671	402,385	336,458

Income from operations	44,559	20,262	96,191	72,332

Other income
Interest income, net	44	324	212	1,061
Other income (expense)	30	(3)	12	(11)
	74	321	224	1,050

Income from operations before income taxes	44,633	20,583	96,415	73,382

Provision for income taxes	10,180	4,681	21,550	15,347

Net income	$34,453	$15,902	$74,865	$58,035

Earnings per share - basic	$2.93	$1.36	$6.36	$4.91

Earnings per share - diluted	$2.91	$1.32	$6.32	$4.77

Weighted average shares outstanding
Basic	11,766	11,731	11,772	11,823
Diluted	11,857	12,065	11,840	12,174

Cash dividends declared per share	$1.13	$0.75	$3.39	$2.25

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	September 30,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$156,486	$76,974
Accounts receivable-net of doubtful accounts of $82 and $235 at
September 30, 2020 and December 31, 2019, respectively	647	1,437
Inventories	41,736	48,771
Investment securities	13,433	15,704
Income taxes, prepaid	-	5,169
Prepaid expenses and other current assets	5,158	6,096
Total current assets	217,460	154,151

Property, plant and equipment - net of accumulated depreciation	26,828	26,039
Right-of-use assets	11,458	12,803
Other assets	3,002	353
Deferred tax assets	2,042	1,307

TOTAL ASSETS	$260,790	$194,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$108,678	$76,220
Current lease obligations	3,307	3,168
Total current liabilities	111,985	79,388

Lease obligations, less current lease obligations	8,791	10,433
Total liabilities	120,776	89,821

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,817 and 12,272 issued and 11,768 and 11,764 outstanding
at September 30, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	5,135	-
Accumulated other comprehensive income	97	25
Retained earnings	139,770	168,788
Less: Treasury stock at cost, 46 and 489 shares at September 30, 2020 and December 31, 2019, respectively	(5,000)	(63,993)
Total stockholders' equity	140,014	104,832

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$260,790	$194,653

CONTACT: Scott Van Winkle, ICR, Inc., scott.vanwinkle@icrinc.com, (617) 956-6736